Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of
Fushi Copperweld, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3/A (Amendment No. 3) of our report dated March 13, 2009, except for Note 21 and parent only financial statement information schedule, which is dated as of January 7, 2010, to the consolidated financial statements of Fushi Copperweld, Inc. and Subsidiaries, which appears in this Current Report on Form 8-K/A.

/s/ Frazer Frost, LLP (Successor Entity of Moore Stephen Wurth Frazer and Torbet, LLP, see 8K filed on January 7, 2010)

Brea, California
January 14, 2010